Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contacts:
January 26, 2010	Peter Thonis
212-395-2355
peter.thonis@verizon.com

Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Reports Strong Wireless Customer and Data

Growth in 4Q; Delivers Higher Operating Cash Flows

Results Include 4Q Costs for Steps to Transform Wireline, Strengthen Business

4Q 2009 HIGHLIGHTS

Consolidated

•	Continued cash flow growth in 4Q 2009: $31.6 billion in cash flow from operations in 2009, up $4.0 billion, or 14.5 percent, from 2008.

•	A loss of 23 cents per share and adjusted earnings (non-GAAP) of 54 cents per share, compared with 4Q 2008 EPS of 43 cents and 61 cents, respectively.

Wireless

•	2.2 million total net customer additions, excluding acquisitions and adjustments, in 4Q 2009;
1.2 million retail net customer additions in quarter; 87.5 million retail customers, up
25 percent from year-end 2008; 91.2 million total customers, up 26.6 percent from year-end 2008.
•	22.5 percent increase in total revenues from 4Q 2008; continued low retail postpaid churn,
1.06 percent; data revenues up 45.9 percent; 27.3 percent operating income margin and
45.0 percent EBITDA margin on service revenues (non-GAAP).

Wireline

•	153,000 each of net FiOS Internet and FiOS TV customer additions in 4Q 2009; 3.4 million total FiOS Internet customers and 2.9 million total FiOS TV customers.

•	12.6 percent increase in consumer ARPU from 4Q 2008; total broadband and video revenues of $1.7 billion, up 25.5 percent from 4Q 2008.

Verizon News Release, page 2

NEW YORK — Verizon Communications Inc. (NYSE:VZ) today reported continued strong cash flow in the fourth quarter 2009, fueled by quarterly growth in strategic areas. Verizon Wireless added a net of 2.2 million total customers, including 1.2 million retail customers, and reported increased data revenue. Verizon’s wireline operations posted customer and revenue gains in FiOS broadband services and increased sales of strategic business services.

In the fourth quarter, Verizon recorded a loss of 23 cents in diluted earnings per share (EPS), compared with EPS of 43 cents per share in the fourth quarter 2008. Contributing to the loss was a special item of $3.0 billion in pre-tax costs related to workforce reductions. On an adjusted basis (non-GAAP), fourth-quarter 2009 EPS was 54 cents, compared with 61 cents in the fourth quarter 2008.

On an annual basis, Verizon reported $1.29 in 2009 EPS, compared with $2.26 in 2008. On an adjusted basis, full-year 2009 EPS was $2.40, compared with 2008 EPS of $2.54.

Positioned to Deliver Long-Term Growth

“In last year’s turbulent economy, we took significant steps to strengthen Verizon going forward,” said Chairman and CEO Ivan Seidenberg. “We focused on expanding wireless data and set the stage to deploy a nationwide 4G network later this year. We also expanded the scale of FiOS and our global IP network. We saw growth in all these areas in 2009, and we expect continued growth in 2010 and beyond, with a goal of delivering long-term shareowner value.”

In the fourth quarter, Verizon continued streamlining its wireline operations. The company also incurred costs in preparation for the spinoff of wireline access lines to Frontier Communications, a transaction that Seidenberg said was on track to close in the second quarter of 2010.

Verizon News Release, page 3

Seidenberg added: “Our fourth-quarter earnings reflect costs to re-size and simplify our wireline business. This transformation is realigning our wireline cost structure, improving productivity, and focusing resources on sales of FiOS and strategic business services. Verizon Wireless also underwent a successful transformation in 2009. Our customer base moved more toward data-centric devices and services, and we are successfully integrating Alltel operations and capturing merger synergies.”

Revenue and Cash Flow Growth

In the fourth quarter 2009, Verizon’s total operating revenues grew 9.9 percent to $27.1 billion, compared with the fourth quarter 2008. This includes revenues from Alltel, which Verizon acquired in January 2009. On a pro forma basis (consolidating the operating results of Verizon and the former Alltel as though the acquisition had occurred on Jan. 1, 2008), fourth-quarter 2009 operating revenue growth was 0.2 percent, compared with the fourth quarter 2008.

For 2009, annual operating revenues totaled $107.8 billion, an increase of 10.7 percent from 2008 on a reported basis and 1.5 percent on a pro forma basis.

Cash flow from operations totaled $31.6 billion in 2009, up 14.5 percent, or $4.0 billion, from 2008. Free cash flow (non-GAAP; cash flow from operations less capital expenditures) totaled $14.5 billion in 2009, up $4.2 billion from 2008. Verizon’s capital expenditures were $17.0 billion in 2009, compared with $17.2 billion in 2008.

Details of 4Q Adjustments

Adjusted earnings in the fourth quarter 2009 excluded 77 cents per share in special items: 66 cents for severance, pension and benefit charges in connection with workforce reductions in the fourth quarter and continuing into 2010; 2 cents for merger integration and acquisition costs

Verizon News Release, page 4

primarily in connection with the Alltel transaction; and 9 cents for other charges, including costs related to the pending spinoff of non-strategic wireline access lines.

Adjusted earnings in the fourth quarter 2008 excluded 15 cents per share for severance, pension and benefit related charges; 1 cent per share for merger integration costs; and 1 cent per share for an other-than-temporary decline in investment values.

Verizon announced today that, in future quarterly earnings reports, the company will no longer adjust reported results for non-operational or special items. However, the company will continue to provide information to help investors understand reported results on a comparable basis with historical periods.

Wireless Customer Growth and Profitability Continue Strong

Verizon Wireless delivered sustained high margins and solid customer growth. In the fourth quarter 2009:

•

Verizon Wireless continued to grow its high-quality retail (non-wholesale) customer base. The company added 1.2 million retail net customers in the quarter (almost all postpaid) and 4.6 million retail net customers in the full year, both excluding acquisitions and adjustments.

•

Verizon Wireless has the most retail customers of any U.S. wireless provider. The company had 87.5 million retail customers at the end of the fourth quarter, an increase of 25.0 percent year over year and 5.7 percent on a pro forma basis.

•

The company also added 1.0 million reseller customers in the fourth quarter, bringing its total number of customers at the end of the quarter to 91.2 million, an increase of 26.6 percent year over year and 7.0 percent on a pro forma basis.

Verizon News Release, page 5

•	Retail postpaid churn and total retail churn remained low, at 1.06 percent and 1.44 percent, respectively. Total churn was 1.42 percent.

•

Retail service revenues in the quarter totaled $13.2 billion, up 22.5 percent year over year and 5.2 percent on a pro forma basis. Service revenues in the fourth quarter were $13.5 billion, up 22.5 percent and 5.0 percent on a pro forma basis. Total revenues were $15.7 billion, up 22.5 percent year over year and 3.1 percent on a pro forma basis. Full-year revenues were $62.1 billion, up 25.9 percent and 6.1 percent on a pro forma basis.

•

Retail service ARPU (average monthly service revenue per user) decreased 2.2 percent year over year and 0.6 percent on a pro forma basis to $50.75. Retail data ARPU increased to $16.24, up 16.1 percent year over year and 20.5 percent on a pro forma basis.

•

Wireless operating income margin, adjusted for merger integration and acquisition costs, was 27.3 percent, a decrease of 2.4 percentage points year over year and 1.7 percentage points on a pro forma basis. Adjusted on the same basis, EBITDA (earnings before interest, taxes, depreciation and amortization) margin on service revenues (non-GAAP) was 45.0 percent, a decrease of 2.2 percentage points year over year and 2.5 percentage points on a pro forma basis.

Continued Growth in Consumer Broadband and Video

In wireline, Verizon posted another consecutive quarter of gains in the number of customers using fiber-optic-based FiOS Internet and FiOS TV services. In consumer markets served by Verizon’s wireline network, increased revenues from broadband and video services again helped produce overall revenue growth, as well as ARPU growth. In the fourth quarter:

Verizon News Release, page 6

•	Verizon added 153,000 net new FiOS Internet customers. The company served 3.4 million FiOS Internet customers by the end of the quarter, a 38.4 percent year-over-year increase.

•

FiOS Internet penetration (customers as a percentage of potential customers) was 28.1 percent by the end of the fourth quarter, with the product available for sale to 12.2 million premises. This compares with a 24.9 percent penetration and 10.0 million premises open for sale at the end of the fourth quarter 2008.

•	Verizon also added 153,000 net new FiOS TV customers and served 2.9 million FiOS TV customers by the end of the quarter, a 49.2 percent year-over-year increase.

•

FiOS TV penetration was 24.5 percent by the end of the fourth quarter, with the product available for sale to 11.7 million premises. This compares with a 20.8 percent penetration and 9.2 million premises open for sale at the end of the fourth quarter 2008.

•

Total broadband and video revenues were $1.7 billion, a 25.5 percent increase compared with the fourth quarter 2008. This contributed to an overall 1.2 percent revenue growth in consumer markets served by Verizon’s wireline network.

•

Revenue growth from broadband and video services boosted consumer ARPU to $77.06 in the fourth quarter 2009, a 12.6 percent year-over-year increase. FiOS ARPU is more than $140, driven primarily by triple-play bundles of voice, Internet and TV services.

•	Triple-play customers increased from 1.6 million in fourth-quarter 2008 to 2.4 million in fourth-quarter 2009, a 47 percent increase.

•	Worldwide sales of strategic business services--such as IP (Internet protocol), managed services, Ethernet and security solutions--generated $1.6 billion in revenue in the

Verizon News Release, page 7

quarter, up 6.0 percent compared with the fourth quarter 2008. Revenue from IP data services alone increased 8.6 percent year over year.

2010 Expectations

Regarding 2010, Verizon announced the following consolidated expectations:

•	Capital spending targeted in the range of $16.8 billion to $17.2 billion.

•	Incremental pressure of approximately 4 cents to 6 cents on EPS due to non-cash pension and retiree benefit costs.

•	An annual effective tax rate attributable to Verizon in the range of 33 percent to 35 percent.

•	A year-end net debt-to-EBITDA ratio (non-GAAP, total debt less cash and cash equivalents, divided by EBITDA on a comparable basis to 2009) of 1.4 to 1.5.

Additional Highlights

Wireless

•	At the end of 2009, retail customers (postpaid and prepaid) represented 96 percent of the company’s base. Verizon Wireless is the nation’s largest wireless provider based on total customers.

•

Verizon Wireless continued to lead the industry in cost efficiency. Monthly cash expense per customer (non-GAAP) increased in the fourth quarter 2009 to $27.62 from $26.77 in the fourth quarter 2008 on a pro forma basis. For the full year, cash expense per customer was $27.49, unchanged from 2008 on a pro forma basis.

•

Data revenues of $16.0 billion for the full year were up 31 percent over 2008 on a pro forma basis. In the fourth quarter, data revenues were 31.9 percent of all service revenues, up from 26.5 percent in the fourth quarter 2008 on a pro forma basis.

•

Verizon Wireless continued to extend the reach of its broadband network, the nation’s largest and most reliable 3G (third-generation) network. Verizon’s 3G network provides more coverage than any other U.S. carrier and is available where more than 285 million people reside.

•

In December, the company updated specifications for wireless devices that will run on its LTE 4G (Long Term Evolution, fourth generation) network, which ultimately will connect a full range of electronics and machines, and enable a new class of services, such as online gaming, media sharing and video entertainment. Verizon Wireless plans to launch its 4G

Verizon News Release, page 8

network in 25 to 30 markets in 2010 and cover virtually all of its current nationwide 3G footprint by the end of 2013.

•

As part of its strategic partnership with Google, Verizon Wireless introduced two Android-based devices in November: the DROID by Motorola and the DROID Eris by HTC. Other 3G smartphones launched during the fourth quarter include the BlackBerry Storm2 and BlackBerry Curve 8530, both with built-in Wi-Fi, and the Samsung Omnia II powered by Windows Mobile 6.5.

•

During the fourth quarter, Verizon Wireless customers sent or received more than 162 billion text messages. Customers also sent more than 4 billion picture/video messages and completed more than 38 million music and video downloads.

Wireline

•

Fourth-quarter operating revenues were $11.5 billion, a decline of 3.9 percent compared with the fourth quarter 2008. This is an improvement of 0.9 percentage points compared with the year-over-year revenue declines reported in the third quarter 2009.

•

Broadband connections totaled 9.2 million at the end of the fourth quarter, a 6.3 percent year-over-year increase. This is a net increase of 46,000 from the third quarter 2009, as the increase in FiOS Internet connections more than offset a decrease in DSL-based High Speed Internet connections.

•	As of the end of 2009, the FiOS network passed 15.4 million premises, or approximately 48 percent of total households in areas currently covered by Verizon’s wireline network.

•

New Verizon offerings for multinational corporate customers and government customers included IT consulting and managed services to help enterprises transition to cloud computing technologies; telehealth collaboration services; consulting services aimed at helping track and protect corporate data; a cloud-based application performance monitoring service; and solutions to prevent hacker threats to corporate applications. Additionally, Verizon announced a global strategic alliance with McAfee to provide integrated security solutions.

•

Continuing to widen and deepen its global scope and capabilities, Verizon expanded its Virtual Private LAN service to Europe, Asia-Pacific and additional North American locations. The company also deployed the industry’s first commercial 100G (gigabits per second) ultra-long-haul optical system for live traffic on its European optical core network; added a Japan landing to its Trans-Pacific Express submarine cable system; and installed 19 Private IP edge routers for a total of 753 edge routers in 212 sites throughout 59 countries.

•

New agreements with large-business customers included Aon Corp.; Danfoss A/S; Expedia Inc.; and Nissan North America. Verizon also announced new agreements with U.S. government agencies, including the U.S. Army Reserve Command.

Verizon News Release, page 9

NOTE: Comparisons are year over year unless otherwise noted. See the accompanying schedules and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for non-GAAP financial measures cited in this news release. Reclassifications of prior-period amounts have been made in accordance with the adoption of the accounting standard on noncontrolling interests in consolidated financial statements and, where appropriate, to reflect comparable operating results for the spinoff of the Wireline segment’s non-strategic local exchange and related business assets in Maine, New Hampshire and Vermont in the first quarter of 2008. Unless stated otherwise, segment results shown are adjusted for special items. Adjusted EPS is calculated based on net income attributable to Verizon before special items, which eliminates items of revenues, expenses, gains and losses primarily as a result of their non-operational or non-recurring nature.

Verizon Communications Inc. (NYSE:VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving more than 91 million customers nationwide. Verizon also provides converged communications, information and entertainment services over America’s most advanced fiber-optic network, and delivers innovative, seamless business solutions to customers around the world. A Dow 30 company, Verizon employs a diverse workforce of more than 222,900 and last year generated consolidated revenues of more than $107 billion. For more information, visit www.verizon.com.

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VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts, high-quality video and images, and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.

NOTE: This document contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the effects of adverse conditions in the U.S. and international economies; the effects of competition in our markets; materially adverse changes in labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; the effect of material changes in available technology; any disruption of our suppliers’ provisioning of critical products or services; significant increases in benefit plan costs or lower investment returns on plan assets; the impact of natural or man-made disasters or existing or future litigation and any resulting financial impact not covered by insurance; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets impacting the cost, including interest rates, and/or availability of financing; any changes in the regulatory environments in which we operate, including any loss of or inability to renew wireless licenses, and the final results of federal and state regulatory proceedings and judicial review of those results; the timing, scope and financial impact of our deployment of fiber-to-the-premises broadband technology; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; our ability to complete acquisitions and dispositions; our ability to successfully integrate Alltel Corporation into Verizon Wireless’ business and achieve anticipated benefits of the acquisition; and the inability to implement our business strategies.

Verizon Communications Inc.

Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 12/31/09	3 Mos. Ended 12/31/08	% Change	12 Mos. Ended 12/31/09	12 Mos. Ended 12/31/08	% Change

Operating Revenues	$27,091	$24,645	9.9	$107,808	$97,354	10.7

Operating Expenses
Cost of services and sales	12,514	9,976	25.4	44,299	39,007	13.6
Selling, general & administrative expense	9,407	7,090	32.7	32,950	26,898	22.5
Depreciation and amortization expense	4,241	3,747	13.2	16,532	14,565	13.5

Total Operating Expenses	26,162	20,813	25.7	93,781	80,470	16.5

Operating Income	929	3,832	(75.8)	14,027	16,884	(16.9)
Equity in earnings of unconsolidated businesses	131	109	20.2	553	567	(2.5)
Other income and (expense), net	13	62	(79.0)	90	282	(68.1)
Interest expense	(686)	(517)	32.7	(3,102)	(1,819)	70.5

Income Before Provision for Income Taxes	387	3,486	(88.9)	11,568	15,914	(27.3)
Income tax (provision)/benefit	714	(555)	*	(1,210)	(3,331)	(63.7)

Net income	$1,101	$2,931	(62.4)	$10,358	$12,583	(17.7)

Net income attributable to noncontrolling interest	1,754	1,696	3.4	6,707	6,155	9.0
Net income (loss) attributable to Verizon	(653)	1,235	*	3,651	6,428	(43.2)

Net Income	$1,101	$2,931	(62.4)	$10,358	$12,583	(17.7)

Basic Earnings per Common Share
Net income attributable to Verizon	$(.23)	$.43	*	$1.29	$2.26	(42.9)

Weighted average number of common shares (in millions)	2,841	2,841		2,841	2,849

Diluted Earnings per Common Share (1)
Net income attributable to Verizon	$(.23)	$.43	*	$1.29	$2.26	(42.9)

Weighted average number of common shares-assuming dilution (in millions)	2,841	2,841		2,841	2,850

Footnotes:

(1)	Diluted Earnings per Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represents the only potential dilution.

*	Not meaningful

Verizon Communications Inc.

Condensed Consolidated Statements of Income Before Special Items

	(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 12/31/09	3 Mos. Ended 12/31/08	% Change	12 Mos. Ended 12/31/09	12 Mos. Ended 12/31/08	% Change

Operating Revenues (1)
Domestic Wireless	$15,732	$12,846	22.5	$62,131	$49,332	25.9
Wireline	11,456	11,917	(3.9)	46,080	48,214	(4.4)
Other	(97)	(118)	(17.8)	(403)	(450)	(10.4)

Total Operating Revenues	27,091	24,645	9.9	107,808	97,096	11.0

Operating Expenses (1)
Cost of services and sales	11,004	9,905	11.1	42,622	38,801	9.8
Selling, general & administrative expense	7,341	6,417	14.4	29,491	25,723	14.6
Depreciation and amortization expense	4,156	3,747	10.9	16,215	14,505	11.8

Total Operating Expenses	22,501	20,069	12.1	88,328	79,029	11.8

Operating Income	4,590	4,576	0.3	19,480	18,067	7.8
Operating income impact of divested operations (1)	—	—	—	—	44	(100.0)
Equity in earnings of unconsolidated businesses	131	109	20.2	553	567	(2.5)
Other income and (expense), net	13	110	(88.2)	92	330	(72.1)
Interest expense	(686)	(517)	32.7	(2,847)	(1,819)	56.5

Income Before Provision for Income Taxes	4,048	4,278	(5.4)	17,278	17,189	0.5
Provision for income taxes	(712)	(855)	(16.7)	(3,367)	(3,797)	(11.3)

Net Income Before Special Items	$3,336	$3,423	(2.5)	$13,911	$13,392	3.9

Net income attributable to noncontrolling interest	1,810	1,698	6.6	7,106	6,157	15.4
Net income attributable to Verizon	1,526	1,725	(11.5)	6,805	7,235	(5.9)

Net Income Before Special Items	$3,336	$3,423	(2.5)	$13,911	$13,392	3.9

Basic Adjusted Earnings per Common Share
Net income attributable to Verizon	$.54	$.61	(11.5)	$2.40	$2.54	(5.5)

Weighted average number of common shares (in millions)	2,841	2,841		2,841	2,849

Diluted Adjusted Earnings per Common Share (2)
Net income attributable to Verizon	$.54	$.61	(11.5)	$2.40	$2.54	(5.5)

Weighted average number of common shares-assuming dilution (in millions)	2,841	2,841		2,841	2,850

Footnotes:

(1)     Reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results for the spin-off of the wireline segment’s non-strategic local exchange and related business assets in Maine, New Hampshire and Vermont in the first quarter of 2008. Reclassifications were determined using specific information where available and allocations where data is not maintained on a state-specific basis within the Company’s books and records as follows:

Revenues	$—	$—		$—	$258
Expenses	$—	$—		$—	$214

(2) Diluted Earnings per Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represents the only potential dilution.

Verizon Communications Inc.

Condensed Consolidated Statements of Income – Reconciliations

(dollars in millions, except per share amounts)

		Special and Non-Recurring Items
Unaudited	3 Mos. Ended 12/31/09 Reported (GAAP)	Merger Integration and Acquisition Costs	Severance, Pension and Benefit Charges	Access Line Spin-Off and Other Charges	3 Mos. Ended 12/31/09 Before Special Items

Operating Revenues	$27,091	$—	$—	$—	$27,091

Operating Expenses
Cost of services and sales	12,514	(31)	(1,444)	(35)	11,004
Selling, general & administrative expense	9,407	(134)	(1,576)	(356)	7,341
Depreciation and amortization expense	4,241	(85)	—	—	4,156

Total Operating Expenses	26,162	(250)	(3,020)	(391)	22,501

Operating Income	929	250	3,020	391	4,590
Equity in earnings of unconsolidated businesses	131	—	—	—	131
Other income and (expense), net	13	—	—	—	13
Interest expense	(686)	—	—	—	(686)

Income Before Provision for Income Taxes	387	250	3,020	391	4,048
Income tax (provision)/benefit	714	(123)	(1,158)	(145)	(712)

Net income	$1,101	$127	$1,862	$246	$3,336

Net income attributable to noncontrolling interest	1,754	56	—	—	1,810
Net income (loss) attributable to Verizon	(653)	71	1,862	246	1,526

Net income	$1,101	$127	$1,862	$246	$3,336

Basic Earnings per Common Share (1)	$(.23)	$.02	$.66	$.09	$.54
Net income attributable to Verizon

Diluted Earnings per Common Share (1)	$(.23)	$.02	$.66	$.09	$.54
Net income attributable to Verizon

(dollars in millions, except per share amounts)

		Special and Non-Recurring Items
Unaudited	3 Mos. Ended 12/31/08 Reported (GAAP)	Merger Integration Costs	Severance, Pension and Benefit Charges	Investment- Related Charges	3 Mos. Ended 12/31/08 Before Special Items

Operating Revenues	$24,645	$—	$—	$—	$24,645

Operating Expenses
Cost of services and sales	9,976	(6)	(65)	—	9,905
Selling, general & administrative expense	7,090	(53)	(620)	—	6,417
Depreciation and amortization expense	3,747	—	—	—	3,747

Total Operating Expenses	20,813	(59)	(685)	—	20,069

Operating Income	3,832	59	685	—	4,576
Equity in earnings of unconsolidated businesses	109	—	—	—	109
Other income and (expense), net	62	—	—	48	110
Interest expense	(517)	—	—	—	(517)

Income Before Provision for Income Taxes	3,486	59	685	48	4,278
Provision for income taxes	(555)	(22)	(261)	(17)	(855)

Net income	$2,931	$37	$424	$31	$3,423

Net income attributable to noncontrolling interest	1,696	2	—	—	1,698
Net income attributable to Verizon	1,235	35	424	31	1,725

Net income	$2,931	$37	$424	$31	$3,423

Basic Earnings per Common Share (1)
Net income attributable to Verizon	$.43	$.01	$.15	$.01	$.61

Diluted Earnings per Common Share (1)
Net income attributable to Verizon	$.43	$.01	$.15	$.01	$.61

Footnote:

(1)	EPS totals may not add due to rounding.

Note:	See www.verizon.com/investor for a reconciliation of other non-GAAP measures.

Verizon Communications Inc.

Condensed Consolidated Statements of Income – Reconciliations

(dollars in millions, except per share amounts)

		Special and Non-Recurring Items
Unaudited	12 Mos. Ended 12/31/09 Reported (GAAP)	Merger Integration and Acquisition Costs	Severance, Pension and Benefit Charges	Access Line Spin-Off and Other Charges	12 Mos. Ended 12/31/09 Before Special Items

Operating Revenues	$107,808	$—	$—	$—	$107,808

Operating Expenses
Cost of services and sales	44,299	(195)	(1,444)	(38)	42,622
Selling, general & administrative expense	32,950	(442)	(2,602)	(415)	29,491
Depreciation and amortization expense	16,532	(317)	—	—	16,215

Total Operating Expenses	93,781	(954)	(4,046)	(453)	88,328

Operating Income	14,027	954	4,046	453	19,480
Equity in earnings of unconsolidated businesses	553	—	—	—	553
Other income and (expense), net	90	2	—	—	92
Interest expense	(3,102)	255	—	—	(2,847)

Income Before Provision for Income Taxes	11,568	1,211	4,046	453	17,278
Provision for income taxes	(1,210)	(432)	(1,559)	(166)	(3,367)

Net income	$10,358	$779	$2,487	$287	$13,911

Net income attributable to noncontrolling interest	6,707	399	—	—	7,106
Net income attributable to Verizon	3,651	380	2,487	287	6,805

Net income	$10,358	$779	$2,487	$287	$13,911

Basic Earnings per Common Share (1)
Net income attributable to Verizon	$1.29	$.13	$.88	$.10	$2.40

Diluted Earnings per Common Share (1)
Net income attributable to Verizon	$1.29	$.13	$.88	$.10	$2.40

(dollars in millions, except per share amounts)

		Special and Non-Recurring Items
Unaudited	12 Mos. Ended 12/31/08 Reported (GAAP)	Merger Integration Costs	Access Line Spin-Off Related Charges	Investment- Related Charges	Severance, Pension and Benefit Charges	Impact of Divested Operations	12 Mos. Ended 12/31/08 Before Special Items

Operating Revenues	$97,354	$—	$—	$—	$—	$(258)	$97,096

Operating Expenses
Cost of services and sales	39,007	(24)	(16)	—	(65)	(101)	38,801
Selling, general & administrative expense	26,898	(150)	(87)	—	(885)	(53)	25,723
Depreciation and amortization expense	14,565	—	—	—	—	(60)	14,505

Total Operating Expenses	80,470	(174)	(103)	—	(950)	(214)	79,029

Operating Income	16,884	174	103	—	950	(44)	18,067
Operating income impact of divested operations	—	—	—	—	—	44	44
Equity in earnings of unconsolidated businesses	567	—	—	—	—	—	567
Other income and (expense), net	282	—	—	48	—	—	330
Interest expense	(1,819)	—	—	—	—	—	(1,819)

Income Before Provision for Income Taxes	15,914	174	103	48	950	—	17,189
Provision for income taxes	(3,331)	(65)	(22)	(17)	(362)	—	(3,797)

Net income	$12,583	$109	$81	$31	$588	$—	$13,392

Net income attributable to noncontrolling interest	6,155	2	—	—	—	—	6,157
Net income attributable to Verizon	6,428	107	81	31	588	—	7,235

Net income	$12,583	$109	$81	$31	$588	$—	$13,392

Basic Earnings per Common Share (1)
Net income attributable to Verizon	$2.26	$.03	$.03	$.01	$.21	$—	$2.54

Diluted Earnings per Common Share (1)
Net income attributable to Verizon	$2.26	$.03	$.03	$.01	$.21	$—	$2.54

Footnote:

(1)	EPS totals may not add due to rounding.

Note: See www.verizon.com/investor for a reconciliation of other non-GAAP measures.

Verizon Communications Inc.

Selected Financial and Operating Statistics

(dollars in millions, except per share amounts)

Unaudited			12/31/09	12/31/08

Debt to debt and Verizon’s equity ratio-end of period (1)			59.9%	55.5%

Book value per common share (1)			$14.67	$14.68

Common shares outstanding (in millions)
End of period			2,836	2,841

Total employees			222,927	223,880

Unaudited	3 Mos. Ended 12/31/09	3 Mos. Ended 12/31/08	12 Mos. Ended 12/31/09	12 Mos. Ended 12/31/08

Capital expenditures (including capitalized software)
Domestic Wireless	$2,018	$1,787	$7,152	$6,510
Wireline	2,278	2,479	8,892	9,797
Other	301	397	1,003	931

Total	$4,597	$4,663	$17,047	$17,238

Cash dividends declared per common share	$0.475	$0.460	$1.870	$1.780

Footnote:

(1)	Calculations are based on the equity position attributable to Verizon, which excludes noncontrolling interests.

Verizon Communications Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)

Unaudited	12/31/09	12/31/08	$ Change

Assets
Current assets
Cash and cash equivalents	$2,009	$9,782	$(7,773)
Short-term investments	490	509	(19)
Accounts receivable, net	12,573	11,703	870
Inventories	2,289	2,092	197
Prepaid expenses and other	5,247	1,989	3,258

Total current assets	22,608	26,075	(3,467)

Plant, property and equipment	228,518	215,605	12,913
Less accumulated depreciation	137,052	129,059	7,993

	91,466	86,546	4,920

Investments in unconsolidated businesses	3,535	3,393	142
Wireless licenses	72,067	61,974	10,093
Goodwill	22,472	6,035	16,437
Other intangible assets, net	6,764	5,199	1,565
Other investments	—	4,781	(4,781)
Other assets	8,339	8,349	(10)

Total Assets	$227,251	$202,352	$24,899

Liabilities and Equity
Current liabilities
Debt maturing within one year	$7,205	$4,993	$2,212
Accounts payable and accrued liabilities	15,223	13,814	1,409
Other	6,708	7,099	(391)

Total current liabilities	29,136	25,906	3,230

Long-term debt	55,051	46,959	8,092
Employee benefit obligations	32,622	32,512	110
Deferred income taxes	19,310	11,769	7,541
Other liabilities	6,765	6,301	464

Equity
Common stock	297	297	—
Contributed capital	40,108	40,291	(183)
Reinvested earnings	17,592	19,250	(1,658)
Accumulated other comprehensive loss	(11,479)	(13,372)	1,893
Common stock in treasury, at cost	(5,000)	(4,839)	(161)
Deferred compensation - employee stock ownership plans and other	88	79	9
Noncontrolling interest	42,761	37,199	5,562

Total equity	84,367	78,905	5,462

Total Liabilities and Equity	$227,251	$202,352	$24,899

The unaudited consolidated balance sheets are based on preliminary information.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	12 Mos. Ended 12/31/09	12 Mos. Ended 12/31/08	$ Change

Cash Flows From Operating Activities
Net income	$10,358	$12,583	$(2,225)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	16,532	14,565	1,967
Employee retirement benefits	5,095	1,955	3,140
Deferred income taxes	1,384	2,183	(799)
Provision for uncollectible accounts	1,306	1,085	221
Equity in earnings of unconsolidated businesses, net of dividends received	389	212	177
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(2,511)	(3,033)	522
Other, net	(988)	(1,993)	1,005

Net cash provided by operating activities	31,565	27,557	4,008

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(17,047)	(17,238)	191
Acquisitions of licenses, investments and businesses, net of cash acquired	(5,958)	(15,904)	9,946
Net change in short-term investments	84	1,677	(1,593)
Other, net	(410)	(114)	(296)

Net cash used in investing activities	(23,331)	(31,579)	8,248

Cash Flows From Financing Activities
Proceeds from long-term borrowings	12,040	21,598	(9,558)
Repayments of long-term borrowings and capital lease obligations	(19,260)	(4,146)	(15,114)
Increase (decrease) in short-term obligations, excluding current maturities	(1,652)	2,389	(4,041)
Dividends paid	(5,271)	(4,994)	(277)
Proceeds from sale of common stock	—	16	(16)
Purchase of common stock for treasury	—	(1,368)	1,368
Other, net	(1,864)	(844)	(1,020)

Net cash provided by (used in) financing activities	(16,007)	12,651	(28,658)

Increase (decrease) in cash and cash equivalents	(7,773)	8,629	(16,402)
Cash and cash equivalents, beginning of period	9,782	1,153	8,629

Cash and cash equivalents, end of period	$2,009	$9,782	$(7,773)

Verizon Communications Inc.

Verizon Wireless – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/09	3 Mos. Ended 12/31/08	% Change	12 Mos. Ended 12/31/09	12 Mos. Ended 12/31/08	% Change

Revenues
Service revenues	$13,548	$11,063	22.5	$53,497	$42,635	25.5
Equipment and other	2,184	1,783	22.5	8,634	6,697	28.9

Total Revenues	15,732	12,846	22.5	62,131	49,332	25.9

Operating Expenses
Cost of services and sales	5,239	4,153	26.1	19,749	15,660	26.1
Selling, general & administrative expense	4,396	3,467	26.8	17,847	14,273	25.0
Depreciation and amortization expense	1,796	1,416	26.8	7,030	5,405	30.1

Total Operating Expenses	11,431	9,036	26.5	44,626	35,338	26.3

Operating Income	$4,301	$3,810	12.9	$17,505	$13,994	25.1
Operating Income Margin	27.3%	29.7%		28.2%	28.4%

Verizon Communications Inc.

Verizon Wireless – Selected Operating Statistics

(numbers in thousands)

Unaudited				12/31/09	12/31/08	% Change

Total Customers				91,249	72,056	26.6
Retail Customers				87,523	70,021	25.0

Unaudited	3 Mos. Ended 12/31/09	3 Mos. Ended 12/31/08	% Change	12 Mos. Ended 12/31/09	12 Mos. Ended 12/31/08	% Change

Total Customer net adds in period (1)	2,236	1,248	79.2	19,193	6,349	*
Retail Customer net adds in period (2)	1,232	1,214	1.5	17,502	6,286	*
Total churn rate	1.42%	1.35%		1.44%	1.25%
Retail churn rate	1.44%	1.34%		1.44%	1.24%

Footnotes:

(1)	Includes acquisitions and adjustments of 46, 646 and (122) customers in the second, third and fourth quarter of 2008, respectively; and 13,219, 1, 79 and 20 customers in the first, second, third and fourth quarter of 2009, respectively.

(2)	Includes acquisitions and adjustments of 46, 627 and (139) customers in the second, third and fourth quarter of 2008, respectively; and 12,813, 1, 81 and 20 customers in the first, second, third and fourth quarter of 2009, respectively.

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision maker excludes these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Wireline – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/09	3 Mos. Ended 12/31/08	% Change	12 Mos. Ended 12/31/09	12 Mos. Ended 12/31/08	% Change

Wireline Operating Revenues
Mass Markets	$4,925	$4,969	(0.9)	$19,755	$19,799	(0.2)
Global Enterprise	3,744	3,921	(4.5)	14,988	15,779	(5.0)
Global Wholesale	2,413	2,528	(4.5)	9,637	10,360	(7.0)
Other	374	499	(25.1)	1,700	2,276	(25.3)

Total Operating Revenues	11,456	11,917	(3.9)	46,080	48,214	(4.4)

Operating Expenses
Cost of services and sales	6,094	6,041	0.9	24,144	24,274	(0.5)
Selling, general & administrative expense	2,726	2,854	(4.5)	10,833	11,047	(1.9)
Depreciation and amortization expense	2,345	2,309	1.6	9,122	9,031	1.0

Total Operating Expenses	11,165	11,204	(0.3)	44,099	44,352	(0.6)

Operating Income	$291	$713	(59.2)	$1,981	$3,862	(48.7)
Operating Income Margin	2.5%	6.0%		4.3%	8.0%

Verizon Communications Inc.

Wireline – Selected Operating Statistics

(numbers in thousands)

Unaudited	12/31/09	12/31/08	% Change

Switched access lines in service
Total Residence (includes Primary residence)	18,373	20,956	(12.3)
Primary residence	16,231	18,083	(10.2)

Business	14,008	14,966	(6.4)
Public	180	239	(24.7)

Total	32,561	36,161	(10.0)

Broadband connections	9,220	8,673	6.3
FiOS Internet Subscribers	3,433	2,481	38.4
FiOS TV Subscribers	2,861	1,918	49.2

Footnotes:

The segment financial results above are adjusted to exclude the effects of special and non-recurring items. The company’s chief decision maker excludes these items in assessing business unit performance, primarily due to their non-operational nature.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Other Reconciliations – Free Cash Flow

	(dollars in millions)

Unaudited	12 Mos. Ended 12/31/09	12 Mos. Ended 12/31/08

Verizon Free Cash Flow

Net cash provided by operating activities	$31,565	$27,557
Less: Capital expenditures	17,047	17,238

Free Cash Flow	$14,518	$10,319

Other Reconciliations – Verizon Wireless
	(dollars in millions)

			Pro Forma
Unaudited	3 Mos. Ended 12/31/09	3 Mos. Ended 12/31/08	3 Mos. Ended 12/31/08 (1)

Consolidated Net Income Before Special Items	$3,336	$3,423
Add/subtract non-operating items:
Provision for income taxes	712	855
Interest expense	686	517
Other income/(expense), net	(13)	(110)
Equity in earnings of unconsolidated business	(131)	(109)

Consolidated operating income	4,590	4,576

Segment operating income:
Verizon Wireless	$4,301	$3,810	$4,418
Wireline	291	713	713

Total segments	4,592	4,523	5,131
Corporate and other	(2)	53	53

Consolidated operating income	$4,590	$4,576	$5,184

Verizon Wireless EBITDA
Operating income	$4,301	$3,810	$4,418
Add: depreciation and amortization expense	1,796	1,416	1,705

Verizon Wireless EBITDA	$6,097	$5,226	$6,123

Verizon Wireless total revenues	$15,732	$12,846	$15,253

Verizon Wireless service revenues	$13,548	$11,063	$12,897

Verizon Wireless operating income margin	27.3%	29.7%	29.0%

Verizon Wireless EBITDA service revenues margin	45.0%	47.2%	47.5%

(dollars in millions, except Cash Expense per Customer)

			Pro Forma (1)
Unaudited	3 Mos. Ended 12/31/09	12 Mos. Ended 12/31/09	3 Mos. Ended 12/31/08	12 Mos. Ended 12/31/08

Verizon Wireless Cash Expense Per Customer
Domestic Wireless cost of services and sales	$5,239	$19,749	$4,813	$18,241
Domestic Wireless selling, general & administrative expense	4,396	17,847	4,317	17,483
Less: equipment and other revenue	2,184	(8,634)	2,356	8,855

Cash expense	$7,451	$28,962	$6,774	$26,869

Cumulative average customers (millions)	269.70	1,053.62	252.97	977.45

Cash expense per customer	$27.62	$27.49	$26.77	$27.49

(1)	The unaudited pro forma information contains the actual combined operating results of Verizon Wireless and Alltel Corporation (Alltel), with the results as of January 1, 2008 adjusted to include the pro forma impact of the elimination of transactions between Verizon Wireless and Alltel; conforming adjustments consisting primarily of reclassifications between service revenue and equipment and other revenue, as well as between cost of service and selling, general and administrative expenses to conform with Verizon Wireless’ classification of these items in its statement of income; the elimination of management fees paid by Alltel to its former owners for ongoing consulting and management advisory services; and the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation.

Cash expense per customer may not add due to rounding.

Verizon Communications Inc.

Other Reconciliations –

Combined Pro Forma Selected Financial Results

For the Year Ended December 31, 2008

(dollars in millions)

	Historical	Pro Forma
Unaudited	Verizon (1)	Adjustments (2)	Combined

Operating Revenues	$97,096	$9,156	$106,252

Operating Expenses
Cost of services and sales	$38,801	$2,497	$41,298
Selling, general & administrative expense	25,723	3,210	28,933
Depreciation and amortization expense	14,505	1,155	15,660

Total Operating Expenses	79,029	6,862	85,891

Operating Income	$18,067	$2,294	$20,361

For the Year Ended December 31, 2008 by Quarter

(dollars in millions)

	2008 (2)
Unaudited	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Annual

Operating Revenues	$25,752	$26,366	$27,099	$27,035	$106,252

Y/Y % Change	6.1	5.3	5.8	5.2	5.6

Operating Expenses
Cost of services and sales	$10,006	$10,068	$10,676	$10,548	$41,298
Selling, general & administrative expense	6,992	7,265	7,409	7,267	28,933
Depreciation and amortization expense	3,811	3,872	3,941	4,036	15,660

Total Operating Expenses	20,809	21,205	22,026	21,851	85,891

Operating Income	$4,943	$5,161	$5,073	$5,184	$20,361
Y/Y % Change	15.8	12.1	6.8	10.5	11.2

(1)	Selected financial results before special items. For a reconciliation of reported results to results before special items, see the corresponding Consolidated Statements of Income - Reconciliation for the period noted accompanying this material.

(2)	The unaudited pro forma information contains the actual combined operating results of Verizon and Alltel Corporation (Alltel), with the results as of January 1, 2008 adjusted to include the pro forma impact of the elimination of transactions between Verizon and Alltel; conforming adjustments consisting primarily of reclassifications between service revenue and equipment and other revenue, as well as between cost of service and selling, general and administrative expenses to conform with Verizon’s classification of these items in its statement of income; the elimination of management fees paid by Alltel to its former owners for ongoing consulting and management advisory services; and the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation.

Verizon Communications Inc.

Other Reconciliations –

Wireless Pro Forma Selected Financial Results

For the Year Ended December 31, 2008

(dollars in millions)

	Historical	Pro Forma
Unaudited	Verizon Wireless	Adjustments (1)	Combined

Revenues
Service revenues	$42,635	$7,082	$49,717
Equipment and other	6,697	2,158	8,855

Total Revenues	49,332	9,240	58,572

Operating Expenses
Cost of services and sales	$15,660	$2,581	$18,241
Selling, general & administrative expense	14,273	3,210	17,483
Depreciation and amortization expense	5,405	1,155	6,560

Total Operating Expenses	35,338	6,946	42,284

Operating Income	$13,994	$2,294	$16,288

For the Year Ended December 31, 2008 by Quarter

(dollars in millions)

	2008 (1)
Unaudited	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Annual

Revenues
Service revenues	$11,828	$12,242	$12,750	$12,897	$49,717
Equipment and other	2,043	2,140	2,316	2,356	8,855

Total Revenues	13,871	14,382	15,066	15,253	58,572

Y/Y % Change	12.9	11.4	12.1	12.3	12.2

Operating Expenses
Cost of services and sales	$4,221	$4,375	$4,832	$4,813	$18,241
Selling, general & administrative expense	4,284	4,354	4,528	4,317	17,483
Depreciation and amortization expense	1,588	1,612	1,655	1,705	6,560

Total Operating Expenses	10,093	10,341	11,015	10,835	42,284

Operating Income	$3,778	$4,041	$4,051	$4,418	$16,288
Y/Y % Change	20.3	16.1	14.3	29.9	20.1

(1)	The unaudited pro forma information contains the actual combined operating results of Verizon Wireless and Alltel Corporation (Alltel), with the results as of January 1, 2008 adjusted to include the pro forma impact of the elimination of transactions between Verizon Wireless and Alltel; conforming adjustments consisting primarily of reclassifications between service revenue and equipment and other revenue, as well as between cost of service and selling, general and administrative expenses to conform with Verizon Wireless’ classification of these items in its statement of income; the elimination of management fees paid by Alltel to its former owners for ongoing consulting and management advisory services; and the adjustment of amortization of acquired intangible assets and depreciation of fixed assets based on the preliminary purchase price allocation.